Exhibit 99.1
PRESS RELEASE

Media Contacts:	Investor Contacts:
Susannah Budington	Claudine Prowse, Ph.D.
Director, Corporate Public Relations	Executive Director, Investor Relations
301-545-1062	301-315-1785

Jerry Parrott	Peter Vozzo
Vice President, Corporate Communications	Senior Director, Investor Relations
301-315-2777	301-251-6003
HUMAN GENOME SCIENCES REPORTS PROGRESS WITH COMMERCIALIZATION OF BENLYSTA® AND ANNOUNCES 2012 GOALS AT JPMORGAN HEALTHCARE CONFERENCE
•	2011 BENLYSTA® gross sales $59.2 million; net sales $52.3 million

•	Steady progress toward broader adoption of BENLYSTA treatment
ROCKVILLE, Maryland — January 9, 2012 — Human Genome Sciences, Inc. (Nasdaq: HGSI) will today announce its priority goals for 2012 and report on progress with the commercialization of BENLYSTA® (belimumab), the first approved drug for systemic lupus in 56 years, during a presentation this afternoon by H. Thomas Watkins, President and Chief Executive Officer, to financial analysts and investors at the 30th Annual JPMorgan Healthcare Conference in San Francisco.
“Thousands of patients with systemic lupus are now being treated with BENLYSTA,” said Mr. Watkins. “We are pioneering a treatment in a market that has not seen a new option for patients in decades. Although we are still in the early adoption phase of our launch, our experience in the market to date reinforces our belief that BENLYSTA will ultimately play a major role in improving the standard of care for SLE patients.”
During his presentation, Mr. Watkins will discuss the following goals and updates on progress:

BENLYSTA® FOR SLE: APPROVED BY FDA IN MARCH 2011, BY CANADA AND EUROPEAN COMMISSION IN JULY 2011, AND NOW BECOMING AVAILABLE TO INCREASING NUMBERS OF PATIENTS AROUND THE WORLD
BENLYSTA (belimumab) was approved on March 9, 2011 by the U.S. Food and Drug Administration (FDA) for the treatment of adult patients with active, autoantibody-positive systemic lupus erythematosus (SLE) who are receiving standard therapy.
Estimated BENLYSTA gross sales totaled $29.1 million in the fourth quarter of 2011. After gross-to-net adjustments of $3.4 million, estimated net sales of BENLYSTA in the fourth quarter totaled $25.7 million. During the fourth quarter, estimated BENLYSTA average weekly gross sales for the first four weeks were $2.3 million, followed by average weekly gross sales of $2.1 million and $2.5 million for the second and third four-week periods, respectively.
Estimated BENLYSTA gross sales for the year ended December 31, 2011, reflecting three full quarters on the market, totaled $59.2 million. After gross-to-net adjustments of $6.9 million, estimated net sales of BENLYSTA for 2011 totaled $52.3 million.
“With BENLYSTA, we are working to change the paradigm of treatment for systemic lupus,” said Mr. Watkins. “This involves significant education on clinical data that are still unfamiliar to many lupus-treating physicians, followed by physicians’ initial trial of BENLYSTA in a few of their real world patients. We have seen good progress with the number of physicians initiating use. As they build their own clinical experience, more and more physicians are considering BENLYSTA for appropriate SLE patients. We believe that BENLYSTA is on its way to becoming an important component of a new standard of care for SLE.”
HGS sales data suggest that more than 40% of key accounts have initiated treatment with BENLYSTA as of the end of December 2011, compared with approximately 30% at the end of the third quarter. Among the community-based accounts that are the largest infusing practices, approximately 50% have begun to purchase BENLYSTA. Among key hospital accounts, which are hospitals with very large lupus cohorts, more than 40% have begun to purchase BENLYSTA. In market research, more than half of rheumatologists report that they have begun to prescribe BENLYSTA for SLE patients; this is an encouraging leading indicator for further increases in purchasing accounts.
BENLYSTA was approved by the European Commission on July 13, 2011, and is now available in Canada and an increasing number of European countries, including Germany, Spain, Austria, Denmark, Finland, Hungary, Norway and Sweden. HGS has built its own commercialization team to work alongside GSK in Europe, with headquarters in Switzerland and local organizations in Germany, France and Spain. Elsewhere, GSK leads local implementation, with HGS sharing costs and profits equally with GSK.

In December 2011, HGS and GSK announced that the dosing of patients has been initiated in BLISS-SC, a Phase 3 trial of the subcutaneous formulation of BENLYSTA. Assuming that this trial is successful and regulatory authorities agree, the subcutaneous formulation would make it possible for patients to self-administer BENLYSTA by injection once a week. In May 2011, GSK initiated dosing in the BENLYSTA Phase 3 trial in East Asia, which will enroll approximately 630 patients in China, Japan and South Korea.
Key goals for BENLYSTA in 2012:
•	Continue to increase sales in the U.S. and elsewhere.

•	Continue to work with GSK to launch BENLYSTA in countries around the world.

•	Enroll Phase 3 trial of subcutaneous formulation throughout 2012; complete enrollment in 2013.

•	Initiate Phase 3 trial in vasculitis.

•	Initiate Phase 3 trial in active lupus nephritis.

•	Enroll Phase 3 trial in East Asia.
RAXIBACUMAB: DELIVERIES TO U.S. STRATEGIC NATIONAL STOCKPILE CONTINUE
HGS continues to deliver raxibacumab to the U.S. Strategic National Stockpile for emergency use in treating inhalation anthrax. Raxibacumab is being developed under a contract entered into in 2006 with the Biomedical Advanced Research and Development Authority (BARDA) of the Office of the Assistant Secretary for Preparedness and Response (ASPR), U.S. Department of Health and Human Services (HHS). In July 2009, the U.S. Government exercised its option to purchase an additional 45,000 doses of raxibacumab, with delivery to be completed over a three-year period. HGS expects to receive approximately $142 million from this second award as deliveries are completed, including approximately $52.5 million recognized in 2011. HGS also continues to work closely with FDA to achieve licensure of raxibacumab, and is entitled to receive $20 million under its contract with the U.S. Government upon FDA licensure.
Key goals for raxibacumab in 2012:
•	Deliver approximately 8,000 doses to the U.S. Strategic National Stockpile and receive approximately $25 million in revenue as deliveries are accepted.

•	Continue to work with the FDA to achieve licensure of raxibacumab.

GSK PIPELINE: INITIAL RESULTS OF PHASE 3 TRIALS OF ALBIGLUTIDE FOR TYPE 2 DIABETES EXPECTED MID-2012; ENROLLMENT COMPLETED IN SECOND PHASE 3 TRIAL OF DARAPLADIB FOR CARDIOVASCULAR DISEASE
GSK’s Phase 3 program to evaluate the long-term efficacy, safety and tolerability of albiglutide as monotherapy and add-on therapy for patients with type 2 diabetes mellitus continues to move forward. GSK announced topline results of the first of eight Phase 3 trials in November 2011. The study, known as Harmony 7, was designed to compare once-weekly albiglutide to once-a-day liraglutide. Results showed a reduction in HbA1c from baseline of 0.78% for patients receiving albiglutide compared to a reduction of 0.99% for liraglutide. Although the pre-specified margin of non-inferiority to liraglutide was not met, albiglutide did show a statistically significant reduction in HbA1c from baseline (p<0.001). The most common adverse events observed during this study were nausea (9.9% for abiglutide versus 29.2% for liraglutide) and vomiting (5%for abiglutide versus 9.3% for liraglutide).
GSK’s conclusion after review of the data is that the data support continued progress toward registration as a possible once-weekly treatment for type 2 diabetes. GSK expects initial results from the remaining studies over the course of the next several months, and has stated that it expects to provide an update on albiglutide once a more complete view of the data is available in mid-2012. Albiglutide was created by HGS using its proprietary albumin-fusion technology, and the product was licensed to GSK in 2004. HGS is entitled to fees and milestone payments that could amount to as much as $183 million — including $33 million received to date — in addition to single-digit royalties on worldwide sales if albiglutide is commercialized.
GSK’s Phase 3 program for darapladib is also progressing and is evaluating whether darapladib can reduce the risk of adverse cardiovascular events such as heart attack or stroke in patients with chronic coronary heart disease (CHD) and acute coronary syndrome (ACS), respectively. In October 2011, GSK completed the enrollment of over 13,000 patients into the SOLID-TIMI 52 study of darapladib in patients who have suffered an ACS event. The SOLID-TIMI 52 study is one of two pivotal Phase 3 trials in the darapladib clinical program. The other study is STABILITY, which is evaluating darapladib in patients with CHD and in 2010 completed the enrollment of about 15,800 patients. The combined program spans 42 countries and has enrolled more than 28,500 patients at more than 1500 clinical sites. Darapladib was discovered by GSK based on HGS technology. HGS will receive 10% royalties on worldwide sales if darapladib is commercialized, and has a 20% co-promotion option in North America and Europe.

MID- AND EARLY-STAGE PIPELINE
A randomized Phase 2 trial is currently evaluating mapatumumab in combination with Nexavar (sorafenib) for the treatment of advanced hepatocellular cancer. Mapatumumab is a human monoclonal antibody to TRAIL receptor 1.
In March 2011, HGS and FivePrime Therapeutics announced a collaboration to develop and commercialize HGS1036 (formerly FP-1039) for multiple cancers. HGS1036 is a first-in-class biologic discovered by FivePrime that targets multiple fibroblast growth factor (FGF) ligands. FGF proteins are growth factors that play important roles in the growth and survival of a number of solid tumors. A Phase 1 study was completed in 2011, showing that HGS1036 was safe and well tolerated. In 2012, HGS plans to initiate Phase 1b trials of HGS1036 in combination with chemotherapy.
HGS has halted development of two early-stage products: HGS1029, an IAP inhibitor in Phase 1 development in patients with advanced solid and advanced lymphoid tumors, and HGS1025, a human monoclonal antibody to the CCR5 receptor that would have entered Phase 1b development in ulcerative colitis.
Key goals for the HGS mid- and early-stage pipeline in 2012 are:
•	Complete enrollment of the randomized Phase 2 trial of mapatumumab with sorafenib in advanced hepatocellular cancer.

•	Initiate Phase 1b oncology studies of HGS1036 in combination with chemotherapy agents.
ORGANIZATIONAL DOWN-SIZING REFLECTS CONTINUED COMMITMENT TO MORE EFFICIENT OPERATIONS
HGS today announced that it is eliminating approximately 150 positions and reducing spending to reflect current program and business requirements. Positions across the company were affected, including manufacturing, R&D and administration.
“We will continue to make the investments required for the successful worldwide commercialization of BENLYSTA,” said Mr. Watkins. “We remain committed to achieving profitability in 2014 and sustainable revenues into the future.”

FINANCIAL GUIDANCE
During his presentation to the 30th annual JPMorgan Healthcare Conference, Mr. Watkins will present the following guidance regarding financial results expected by HGS for the full years 2011 and 2012.
•	HGS expects cash and investments at year-end 2011 to total between approximately $875 million and $885 million, compared with $933.4 million at year-end 2010. This includes approximately $430 million in net cash from the Company’s successful public offering of Convertible Senior Notes completed in November 2011.

•	HGS expects key expenses to total in the following ranges:
•	R&D expense is expected to total between approximately $195 million and $205 million in 2011, and between approximately $150 million and $180 million in 2012.

•	SG&A expense is expected to total between approximately $155 million and $165 million in 2011, and between approximately $160 million and $180 million in 2012.
PRESENTATION TO BE WEBCAST
Mr. Watkins’ presentation to the 30th Annual JPMorgan Healthcare Conference will be webcast and may be accessed at www.hgsi.com. The presentation is scheduled to begin on January 9, 2012, at 4:30 PM Pacific or 7:30 PM Eastern time. Investors interested in listening to the live webcast may want to log on before the presentation begins to download any software required. The archive of the presentation will be available for several days following the event.
ABOUT HUMAN GENOME SCIENCES
Human Genome Sciences exists to place new therapies into the hands of those battling serious disease.
For more information about HGS, please visit the Company’s web site at www.hgsi.com. Health professionals and patients interested in clinical trials of HGS products may inquire via email to clinicaltrialsinfo@hgsi.com or by calling HGS at 1-240-314-4430.

HGS, Human Genome Sciences and BENLYSTA are trademarks of Human Genome Sciences, Inc. Other trademarks referenced are the property of their respective owners.
SAFE HARBOR STATEMENT
This announcement includes statements that are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include those regarding our expectations for BENLYSTA, business goals for 2012 and financial guidance, among others. These forward-looking statements are based on our current intentions, beliefs and expectations regarding future events. We cannot guarantee that any forward-looking statement will be accurate. Investors should realize that if underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results could differ materially from our expectations. Investors are, therefore, cautioned not to place undue reliance on any forward-looking statement. Any forward-looking statement speaks only as of the date of this announcement, and, except as required by law, we do not undertake to update any forward-looking statement to reflect new information, events or circumstances.
Some important factors that could cause our actual results to differ from our expectations in these forward-looking statements include: our lack of commercial experience and dependence on the sales growth of BENLYSTA; any failure to commercialize BENLYSTA successfully; the occurrence of adverse safety events with our products; changes in the availability of reimbursement for BENLYSTA; the inherent uncertainty of the timing, success of, and expense associated with, research, development, regulatory approval and commercialization of our pipeline products and new indications for existing products; substantial competition in our industry, including from branded and generic products; the highly regulated nature of our business; uncertainty regarding our intellectual property rights and those of others; the ability to manufacture at appropriate scale, and in compliance with regulatory requirements, to meet market demand for our products; our substantial indebtedness and lease obligations; our dependence on collaborations over which we may not always have full control; foreign exchange rate valuations and fluctuations; the impact of our acquisitions and strategic transactions; changes in the health care industry in the U.S. and other countries, including government laws and regulations relating to sales and promotion, reimbursement and pricing generally; significant litigation adverse to the Company, including product liability and patent infringement claims; our ability to attract and retain key personnel; and increased scrutiny of the health care industry by government agencies and state attorneys general resulting in investigations and prosecutions.

The foregoing list sets forth many, but not all, of the factors that could cause actual results to differ from our expectations in any forward-looking statement. Investors should consider this cautionary statement, as well as the risk factors identified in our periodic reports filed with the SEC, when evaluating our forward-looking statements.
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